Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 26, 2018, Playa Hotels & Resorts N.V. (“Playa,” “we,” “our,” or “us”) entered into a Share Exchange Implementation Agreement with JCSD Trustee Services Limited, X Fund Properties Limited, Sagicor Pooled Investment Funds Limited, and Sagicor Real Estate X Fund Limited (collectively, the “Sagicor Parties”). On May 31, 2018, Playa and the Sagicor Parties entered into the First Amendment to the Share Exchange Implementation Agreement (the “Contribution Agreement”) to effect certain amendments to the Share Exchange Implementation Agreement (as amended, the “Contribution Agreement”). Pursuant to the Contribution Agreement, on June 1, 2018 (the “Acquisition Date”) the Sagicor Parties contributed to a subsidiary of Playa a portfolio of all-inclusive resorts in Jamaica, two adjacent developable land sites and a management contract for an all-inclusive resort (the “Sagicor Hotel Properties”) in exchange for a total consideration of $308.5 million, which consisted of $93.1 million in net cash and 20,000,000 shares of our ordinary shares, after preliminary working capital adjustments.

The following unaudited pro forma condensed combined financial information present historical condensed combined financial statements of Playa and the Sagicor Parties after giving effect to Playa’s acquisition of the Sagicor Hotel Properties on the Acquisition Date. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the acquisition of the Sagicor Hotel Properties and the related financing transaction. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions as described in the accompanying notes and does not necessarily reflect the results of operations or the financial position of Playa that actually would have resulted had the acquisition of the Sagicor Hotel Properties occurred at the date indicated, nor project the results of operations or financial position of Playa for any future date or period. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 is presented as if the acquisition of the Sagicor Hotel Properties had occurred on December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 is presented as if the acquisition had occurred on January 1, 2017.

The unaudited pro forma condensed combined financial information should be read in conjunction with our historical consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2017 and the historical combined financial statements of the Sagicor Hotel Properties for the year ended December 31, 2017 contained at exhibit 99.1 of this Form 8-K/A.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with Playa considered the acquiring company. The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma condensed combined financial information is based upon preliminary estimates, which are subject to change during the measurement period (up to one year from the Acquisition Date) as we finalize the valuations of the net tangible and intangible assets acquired.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2017

($ in thousands, except share data)

	Playa Hotels & Resorts N.V. Historical	Sagicor Hotel Properties Historical	Pro Forma Adjustments (Note 5)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$117,229	$6,207	$(93,128	) (a)	$121,134
			97,033	(b)
			(6,207	) (c)
Restricted cash	—	1,089	(1,089	) (c)	—
Trade and other receivables, net	51,527	8,875	(8,854	) (c)	51,548
Accounts receivable from related parties	1,495	1,925	(1,925	) (c)	1,495
Inventories	11,309	4,673	(1,048	) (c)	14,934
Prepayments and other assets	34,066	3,693	(3,243	) (c)	37,147
			2,631	(e)
Property, plant and equipment, net	1,466,326	210,054	99,398	(d)	1,775,778
Investments	990	—	—		990
Goodwill	51,731	—	27,297	(e)	79,028
Other intangible assets	2,087	—	1,900	(e)	3,987
Deferred tax assets	1,063	—	—		1,063

Total assets	$1,737,823	$236,516	$112,765		$2,087,104

LIABILITIES AND SHAREHOLDERS’ EQUITY
Trade and other payables	$139,528	$17,685	$(11,924	) (c)	$147,312
			2,023	(f)
Accounts payable to related parties	2,966	2,623	(2,623	) (c)	2,966
Income tax payable	1,090	—	—		1,090
Debt	898,215	26,704	72,795	(b)	997,714
Debt to related party	—	66,688	(66,688	) (c)	—
Other liabilities	19,394	—	2,334	(e)	21,728
Deferred tax liabilities	77,081	2,317	26,436	(c)	105,834

Total liabilities	1,138,274	116,017	22,353		1,276,644
Commitments and contingencies
Shareholders’ equity
Ordinary shares	11,803	—	2,336	(a)	14,139
Treasury shares	(80)	—	—		(80)
Paid-in capital	773,194	79,152	213,064	(a)	986,258
			(79,152	) (a)
Accumulated other comprehensive loss	(3,826)	—	—		(3,826)
Accumulated (deficit) earnings	(181,542)	41,347	(41,347	) (a)	(186,031)
			(2,466	) (b)
			(2,023	) (f)

Total shareholders’ equity	599,549	120,499	90,412		810,460

Total liabilities and shareholders’ equity	$1,737,823	$236,516	$112,765		$2,087,104

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

($ in thousands, except share data)

	Playa Hotels & Resorts N.V. Historical	Sagicor Hotel Properties Historical	Pro Forma Adjustments (Note 5)		Pro Forma Combined
Revenue:
Package	$481,175	$91,635	$—		$572,810
Non-package	78,230	11,380	106	(i)	89,716
Management fees	140	—	—		140

Total revenue	559,545	103,015	106		662,666

Direct and selling, general and administrative expenses:
Direct	310,048	65,582	(2,052	) (g)	373,698
			120	(i)
Selling, general and administrative	108,176	16,611	—		124,787
Depreciation and amortization	53,131	6,018	2,344	(h)	61,493
Gain on insurance proceeds	(479)	—	—		(479)

Direct and selling, general and administrative expenses	470,876	88,211	412		559,499

Operating income	88,669	14,804	(306)		103,167

Interest expense	(53,661)	(4,908)	188	(j)	(58,381)
Loss on extinguishment of debt	(25,120)	—	—		(25,120)
Other (expense) income, net	(1,078)	178	—		(900)

Net income before tax	8,810	10,074	(118)		18,766

Income tax provision	(9,051)	(717)	26	(k)	(9,742)

Net (loss) income	(241)	9,357	(92)		9,024

Other comprehensive income, net of taxes:
Benefit obligation loss	(107)	—	—		(107)

Other comprehensive income	(107)	—	—		(107)

Total comprehensive (loss) income	$(348)	$9,357	$(92)		$8,917

Dividends of cumulative redeemable preferred shares	(7,922)	—	—		(7,922)
Non-cash dividend to warrant holders	(879)	—	—		(879)

Net (loss) income available to ordinary shareholders	$(9,042)	$9,357	$(92)		$223

Losses per share - Basic	$(0.09)	$—	$0.09	(l)	$0.00

Losses per share - Diluted	$(0.09)	$—	$0.09	(l)	$0.00

Weighted average number of shares outstanding during the period - Basic	96,896,498	—	20,000,000	(l)	116,896,498
Weighted average number of shares outstanding during the period - Diluted	96,896,498	—	20,099,639	(l)	116,996,137

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of presentation

The unaudited pro forma condensed combined balance sheet as of December 31, 2017 combines our historical consolidated balance sheet with the historical combined balance sheet of the Sagicor Hotel Properties and has been prepared as if the acquisition of the Sagicor Hotel Properties occurred on December 31, 2017. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines our historical consolidated statement of operations with the Sagicor Hotel Properties historical combined statement of operations and has been prepared as if the acquisition of the Sagicor Hotel Properties occurred on January 1, 2017. The historical financial statements are adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial conditions and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

We have accounted for the acquisition in these unaudited pro forma condensed combined financial statements using the acquisition method of accounting under existing U.S. GAAP, with Playa as the acquirer in the acquisition for accounting purposes. Under the acquisition method, we use our best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date. The allocation of the purchase consideration may differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the acquisition of the Sagicor Hotel Properties.

The unaudited pro forma condensed combined financial information does not reflect any integration activities or cost savings from operating efficiencies, synergies, asset dispositions or other restructurings that could result from the acquisition.

Note 2. Foreign currency adjustments

The historical financial information of the Sagicor Hotel Properties was prepared in accordance with U.S. GAAP and presented in Jamaican dollars (“JMD”). The historical financial information was converted from Jamaica dollars to US dollars (“USD”) using the following historical exchange rates:

USD / JMD
Average exchange rate for the year ended December 31, 2017 (unaudited pro forma condensed combined statement of operations)	128.48
Period end exchange rate as of December 31, 2017 (unaudited pro forma condensed combined balance sheet)	125.22

These exchange rates may differ from future exchange rates which would have an impact on the unaudited pro forma condensed combined financial information.

Note 3. Preliminary purchase consideration and related allocation

Pursuant to the Contribution Agreement, we issued 20,000,000 shares of our ordinary shares and paid $93.1 million in net cash on the Acquisition Date to the Sagicor Parties.

The following table summarizes the components of the purchase consideration transferred ($ in thousands, except share data):

Cash consideration, net of cash acquired of $0.1 million	$93,128
Ordinary shares (20,000,000 shares at the Acquisition Date closing price of $10.77 per share, €0.10 par value)	215,400

Total purchase consideration	$308,528

The following table summarizes the preliminary allocation of the estimated purchase consideration to the net assets acquired based on their fair values on the Acquisition Date ($ in thousands):

Total purchase consideration	$308,528
Net assets acquired
Working capital	(1,665)
Property, plant, and equipment	309,452
Identifiable intangible assets and liabilities	2,197
Deferred tax liability	(28,753)
Goodwill	27,297

Total net assets acquired	$308,528

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when we have completed the detailed valuations and necessary calculations. Upon completion of the fair value assessment, the final purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities.

Note 4. Borrowings

On June 7, 2018, we amended our existing credit agreement and exercised our option to request an incremental term loan of $100.0 million. The interest rate decreased from LIBOR plus 3.25% to LIBOR plus 2.75% for all outstanding term loan borrowings. We used the proceeds of the new $100.0 million term loan to replenish the cash spent for the acquisition of the Sagicor Hotel Properties.

Note 5. Pro forma adjustments

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information. The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change.

Balance sheet

(a)	Reflects the purchase consideration (see Note 3) that we paid to the Sagicor Parties on the Acquisition Date and the elimination of the Sagicor Hotel Properties’ historical equity.

(b)

Reflects the new term debt issued to replenish the cash used in the acquisition. The Sagicor Parties’ outstanding debt was eliminated and not assumed upon completion of the acquisition. The net increase to debt includes ($ in thousands):

Issuance of new term debt, net of discounts	$99,499
Decrease for existing Sagicor Hotel Properties debt not assumed	(26,704)

Pro forma adjustment to debt	$72,795

The cash proceeds from the new term debt were received net of approximately $2.5 million in deferred financing costs and interest accrued through the date of issuance, which has been included as an adjusting entry to retained earnings on the balance sheet.

(c)

Represents adjustments to record the fair value of acquired working capital and the elimination of historical Sagicor Hotel Properties’ balances that were not acquired. The impact on deferred income taxes primarily relates to the fair value of non-current assets and liabilities and other. We provisionally estimated deferred income taxes based on the statutory rate in the jurisdiction of the legal entities where the acquired non-current assets and liabilities are recorded.

(d)

Reflects the adjustment to the Sagicor Hotel Properties historical property, plant and equipment based on their estimated fair values. The following table summarizes the estimated fair values of the acquired property, plant and equipment and their estimated useful lives ($ in thousands):

	Estimated Fair Value	Estimated Useful Life in Years	Annual Depreciation
Land	$70,010	—	$—
Land improvements	6,860	13	528
Building and building improvements	206,924	40	5,173
Furniture, fixtures and equipment	25,658	10	2,566

	$309,452		$8,267

Less: Sagicor Hotel Properties historical net book value	(210,054)

Adjustment to property, plant, and equipment	$99,398

The fair value of the acquired property, plant and equipment was determined primarily using the income and market approaches, which require significant estimates and assumptions.

(e)

Reflects adjustments for $27.3 million of goodwill and $2.2 million of net intangible assets acquired. The following table summarizes the estimated fair values of the acquired identifiable intangible assets and liabilities and their estimated useful lives ($ in thousands):

	Balance Sheet Classification	Estimated Fair Value	Estimated Useful Life in Years	Annual Amortization
Management agreement	Other intangible assets	$1,900	20	$95
Favorable ground lease asset	Prepayments and other assets	2,631	22	120
Unfavorable ground lease liability	Other liabilities	(2,334)	22	106

Total identifiable intangible assets acquired		$2,197

The fair value of the identifiable intangible assets were determined primarily using the income approach which requires significant estimates and assumptions.

(f)

Represents the $2.0 million of estimated transaction costs incurred from January 1, 2018 to the Acquisition Date, which have been included as an adjusting entry to retained earnings and accrued liabilities on the balance sheet. The pro forma statement of operations does not reflect any adjustments for transaction costs as no material costs were incurred prior to December 31, 2017.

Statement of operations

(g)

Reflects the elimination of third party management fees. The existing third party management agreements were terminated prior to the Acquisition Date and we subsequently assumed management of the Sagicor Hotel Properties.

(h)	Reflects the net increase to depreciation and amortization resulting from the estimated fair values of identifiable definite lived intangible assets and property, plant and equipment ($ in thousands):

Year Ended December 31, 2017
Depreciation of property, plant and equipment	$8,267
Amortization of identifiable definite lived intangible assets	95

Total calculated depreciation and amortization	8,362
Less: Sagicor Hotel Properties historical depreciation and amortization	6,018

Pro forma adjustments to depreciation and amortization	$2,344

(i)	Reflects the annual amortization resulting from the estimated fair values of the favorable ground lease intangible asset and unfavorable ground lease intangible liability.

(j)	Reflects the net increase to interest expense resulting from interest on the new term debt to finance the acquisition and the amortization of related debt issuance costs ($ in thousands):

Year Ended December 31, 2017
Interest expense on new $100.0 million term loan(1)	$(4,720)
Less: Sagicor Hotel Properties historical interest expense	(4,908)

Pro forma adjustments to interest expense	$188

(1)   The interest rate for the purposes of these pro forma combined financial statements is based on current interest rate paid for the borrowings under our amended credit agreement at a rate of LIBOR plus 2.75% (See Note 4). New debt issuance costs are not considered material for purposes of these unaudited pro forma condensed financial statements.

(k)	Reflects the income tax effect of the pro forma adjustments based on the current statutory rate in Jamaica of 25%.

(l)	The following table shows our calculation of pro forma combined basic and diluted earnings per share for the year ended December 31, 2017:

Year Ended December 31, 2017
Numerator:
Pro forma net income	$9,024
Dividends of cumulative redeemable preferred shares	(7,922)
Non-cash dividend to warrant holders	(879)
Allocation of undistributed earnings to cumulative redeemable preferred shareholders	(14)

Numerator for basic EPS - income available to ordinary shareholders	209
Add back dividends of cumulative redeemable preferred shares(1)	—
Add back of undistributed earnings to cumulative redeemable preferred shareholders(1)	—

Numerator for diluted EPS - income available to ordinary shareholders after assumed conversions	209

Denominator:
Denominator for basic EPS-weighted shares	116,896,498
Effect of dilutive securities:
Unvested restricted share awards	99,639
Cumulative redeemable preferred shares	—

Denominator for diluted EPS - adjusted weighted-average shares	116,996,137
EPS - Basic	$0.00
EPS - Diluted	$0.00

(1)   For the year ended December 31, 2017, cumulative redeemable preferred shareholder dividends of our predecessor of 7.9 million and the allocation of undistributed earnings of our predecessor of less than $0.1 million were not added back for purposes of calculating diluted EPS because the effect of treating our predecessor’s cumulative redeemable preferred shares as if they had been converted to their 7,898,432 ordinary share equivalents as of January 1, 2017, was anti-dilutive.